SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

CONSTELLATION ENERGY PARTNERS LLC

(Name of Issuer)

Common Units Representing Class B Limited Liability Company Interests

(Title of Class of Securities)

21038E 10 1

(CUSIP Number)

David J. Klvac

210 Park Avenue

Oklahoma City, OK 73102

(405) 600-7704

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 26, 2013

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

CUSIP No. 21038E 10 1	Page 2 of 41

1	NAME OF REPORTING PERSON PostRock Energy Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: 5,918,894 common units*
	8	SHARED VOTING POWER: 0
	9	SOLE DISPOSITIVE POWER: 5,918,894 common units*
	10	SHARED DISPOSITIVE POWER: 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 5,918,894 common units*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 24.9%**
14	TYPE OF REPORTING PERSON CO (Corporation)

*	PostRock Energy Corporation may also be deemed to beneficially own 485,065 Class A Units representing Class A limited liability company interests in Constellation Energy Partners LLC.
**	The calculations in this Schedule 13D are based on the Issuer’s disclosure in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, that 23,740,728 shares of Class B limited liability company interests were outstanding as of March 31, 2013.

CUSIP No. 21038E 10 1	Page 3 of 41

1	NAME OF REPORTING PERSON Constellation Energy Partners Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: 5,918,894 common units*
	8	SHARED VOTING POWER: 0
	9	SOLE DISPOSITIVE POWER: 5,918,894 common units*
	10	SHARED DISPOSITIVE POWER: 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 5,918,894 common units*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 24.9%**
14	TYPE OF REPORTING PERSON OO (Limited liability company)

*	Constellation Energy Partners Management, LLC may also be deemed to beneficially own 485,065 Class A Units representing Class A limited liability company interests in Constellation Energy Partners LLC.
**	The calculations in this Schedule 13D are based on the Issuer’s disclosure in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, that 23,740,728 shares of Class B limited liability company interests were outstanding as of March 31, 2013.

CUSIP No. 21038E 10 1	Page 4 of 41

1	NAME OF REPORTING PERSON White Deer Energy L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: 0
	8	SHARED VOTING POWER: 5,918,894 common units*
	9	SOLE DISPOSITIVE POWER: 0
	10	SHARED DISPOSITIVE POWER: 5,918,894 common units*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 5,918,894 common units*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 24.9%**
14	TYPE OF REPORTING PERSON PN (Limited Issuer)

*	White Deer Energy L.P. may also be deemed to beneficially own 485,065 Class A Units representing Class A limited liability company interests in Constellation Energy Partners LLC.
**	The calculations in this Schedule 13D are based on the Issuer’s disclosure in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, that 23,740,728 shares of Class B limited liability company interests were outstanding as of March 31, 2013.

CUSIP No. 21038E 10 1	Page 5 of 41

1	NAME OF REPORTING PERSON White Deer Energy TE L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: 0
	8	SHARED VOTING POWER: 5,918,894 common units*
	9	SOLE DISPOSITIVE POWER: 0
	10	SHARED DISPOSITIVE POWER: 5,918,894 common units*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 5,918,894 common units*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 24.9%**
14	TYPE OF REPORTING PERSON PN (Limited Issuer)

*	White Deer Energy TE L.P. may also be deemed to beneficially own 485,065 Class A Units representing Class A limited liability company interests in Constellation Energy Partners LLC.
**	The calculations in this Schedule 13D are based on the Issuer’s disclosure in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, that 23,740,728 shares of Class B limited liability company interests were outstanding as of March 31, 2013.

CUSIP No. 21038E 10 1	Page 6 of 41

1	NAME OF REPORTING PERSON White Deer Energy FI L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: 0
	8	SHARED VOTING POWER: 5,918,894 common units*
	9	SOLE DISPOSITIVE POWER: 0
	10	SHARED DISPOSITIVE POWER: 5,918,894 common units*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 5,918,894 common units*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 24.9%**
14	TYPE OF REPORTING PERSON PN (Limited Issuer)

*	White Deer Energy FI L.P. may also be deemed to beneficially own 485,065 Class A Units representing Class A limited liability company interests in Constellation Energy Partners LLC.
**	The calculations in this Schedule 13D are based on the Issuer’s disclosure in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, that 23,740,728 shares of Class B limited liability company interests were outstanding as of March 31, 2013.

CUSIP No. 21038E 10 1	Page 7 of 41

1	NAME OF REPORTING PERSON Edelman & Guill Energy L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: 0
	8	SHARED VOTING POWER: 5,918,894 common units*
	9	SOLE DISPOSITIVE POWER: 0
	10	SHARED DISPOSITIVE POWER: 5,918,894 common units*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 5,918,894 common units*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 24.9%**
14	TYPE OF REPORTING PERSON PN (Limited Issuer)

*	Edelman & Guill Energy L.P. may also be deemed to beneficially own 485,065 Class A Units representing Class A limited liability company interests in Constellation Energy Partners LLC.
**	The calculations in this Schedule 13D are based on the Issuer’s disclosure in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, that 23,740,728 shares of Class B limited liability company interests were outstanding as of March 31, 2013.

CUSIP No. 21038E 10 1	Page 8 of 41

1	NAME OF REPORTING PERSON Edelman & Guill Energy Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: 0
	8	SHARED VOTING POWER: 5,918,894 common units*
	9	SOLE DISPOSITIVE POWER: 0
	10	SHARED DISPOSITIVE POWER: 5,918,894 common units*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 5,918,894 common units*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 24.9%**
14	TYPE OF REPORTING PERSON CO (Corporation)

*	Edelman & Guill Energy Ltd. may also be deemed to beneficially own 485,065 Class A Units representing Class A limited liability company interests in Constellation Energy Partners LLC.
**	The calculations in this Schedule 13D are based on the Issuer’s disclosure in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, that 23,740,728 shares of Class B limited liability company interests were outstanding as of March 31, 2013.

CUSIP No. 21038E 10 1	Page 9 of 41

1	NAME OF REPORTING PERSON Thomas J. Edelman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: 0
	8	SHARED VOTING POWER: 5,918,894 common units*
	9	SOLE DISPOSITIVE POWER: 0
	10	SHARED DISPOSITIVE POWER: 5,918,894 common units*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 5,918,894 common units*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 24.9%**
14	TYPE OF REPORTING PERSON IN

*	Thomas J. Edelman may also be deemed to beneficially own 485,065 Class A Units representing Class A limited liability company interests in Constellation Energy Partners LLC.
**	The calculations in this Schedule 13D are based on the Issuer’s disclosure in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, that 23,740,728 shares of Class B limited liability company interests were outstanding as of March 31, 2013.

CUSIP No. 21038E 10 1	Page 10 of 41

1	NAME OF REPORTING PERSON Ben A. Guill
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: 0
	8	SHARED VOTING POWER: 5,918,894 common units*
	9	SOLE DISPOSITIVE POWER: 0
	10	SHARED DISPOSITIVE POWER: 5,918,894 common units*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 5,918,894 common units*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 24.9%**
14	TYPE OF REPORTING PERSON IN

*	Ben A. Guill may also be deemed to beneficially own 485,065 Class A Units representing Class A limited liability company interests in Constellation Energy Partners LLC.
**	The calculations in this Schedule 13D are based on the Issuer’s disclosure in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, that 23,740,728 shares of Class B limited liability company interests were outstanding as of March 31, 2013.

CUSIP No. 21038E 10 1	Page 11 of 41

SCHEDULE 13D

Explanatory Note: This Amendment No. 3 amends and supplements the Statement on Schedule 13D (the “Initial Statement”), filed by the reporting persons named in Item 2 thereof (the “Reporting Persons”) on August 18, 2011, as amended by Amendment No. 1 and Amendment No. 2 thereto, relating to the Class B limited liability company interests (the “Common Units”) of Constellation Energy Partners LLC (the “Issuer”).

Item 1.	Security and Issuer.

This Statement is being filed with respect to the Common Units of the Issuer. The address of the principal executive offices of the Issuer is 1801 Main Street, Suite 1300, Houston, Texas 77002.

Item 4.	Purpose of Transaction

Item 4(d) of the Initial Statement is hereby amended by adding the following:

On July 26, 2013, Constellation Energy Partners Management, LLC, a Delaware limited liability company (“CEPM”), delivered written notice to the Issuer of its intent to nominate Helen S. Cohen and Stephen M. Bradshaw for election to the Board of Managers of the Issuer. A copy of the notice is attached hereto as Exhibit J.

CONSTELLATION ENERGY PARTNERS MANAGEMENT, LLC, POSTROCK ENERGY CORPORATION, WHITE DEER ENERGY L.P., AND OTHERS MAY BE DEEMED PARTICIPANTS (THE “PARTICIPANTS”) IN A SOLICITATION OF PROXIES IN RESPECT OF THE ELECTION OF MEMBERS TO THE BOARD OF MANAGERS OF CONSTELLATION ENERGY PARTNERS LLC. THE PARTICIPANTS INTEND TO FILE A PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. ALL SECURITYHOLDERS OF CONSTELLATION ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER PROXY MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INFORMATION REGARDING THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT AND INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN SUCH PROXY STATEMENT AND THE PARTICIPANT’S SCHEDULE 13D RELATING TO CONSTELLATION ENERGY PARTNERS LLC (AS AMENDED, THE “SCHEDULE 13D”). UPON REQUEST, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT AT NO CHARGE WHEN IT BECOMES AVAILABLE. THE PROXY STATEMENT AND ALL OTHER PROXY MATERIALS WILL ALSO BE AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

CUSIP No. 21038E 10 1	Page 12 of 41

Item 7.	Material to be Filed as Exhibits.

Exhibit A	Joint Filing Agreement (attached as Exhibit A to the Initial Statement and incorporated herein by reference).

Exhibit B	Purchase Agreement, dated August 8, 2011, by and among PostRock Energy Corporation, Constellation Energy Commodities Group, Inc. and Constellation Energy Partners Holdings, LLC (attached as Exhibit 2.1 to PostRock Energy Corporation’s current report on Form 8-K (File No. 001-34635) filed with the Commission on August 12, 2011 and incorporated herein by reference).

Exhibit C	Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC, dated as of November 26, 2006 (attached as Exhibit 3.1 to the Issuer’s current report on Form 8-K (File No. 001-33147) filed with the Commission on November 28, 2006 and incorporated herein by reference).

Exhibit D	Amendment No. 1 to the Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC, dated as of April 23, 2007 (attached as Exhibit 3.1 to the Issuer’s current report on Form 8-K (File No. 001-33147) filed with the Commission on April 24, 2007 and incorporated herein by reference).

Exhibit E	Amendment No. 2 to the Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC, dated as of July 25, 2007 (attached as Exhibit 3.1 to the Issuer’s current report on Form 8-K (File No. 001-33147) filed with the Commission on July 26, 2007 and incorporated herein by reference).

Exhibit F	Amendment No. 3 to the Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC, dated as September 21, 2007 (attached as Exhibit 3.1 to the Issuer’s current report on Form 8-K (File No. 001-33147) filed with the Commission on September 26, 2007 and incorporated herein by reference).

Exhibit G	Amendment No. 4 to the Second Amended and Restated Operating Agreement of Constellation Energy Partners LLC, dated as December 28, 2007 (attached as Exhibit 3.1 to the Issuer’s current report on Form 8-K (File No. 001-33147) filed with the Commission on December 28, 2007 and incorporated herein by reference).

Exhibit H	Purchase Agreement, dated December 19, 2011, by and among PostRock Energy Corporation, Constellation Energy Partners Management, LLC, Constellation Energy Commodities Group, Inc. and Constellation Energy Partners Holdings, LLC (attached as Exhibit H to the Amendment No. 1 to the Initial Statement filed with the Commission on December 20, 2011 and incorporated herein by reference).

Exhibit I	Power of Attorney, granted by Ben A. Guill, in favor of the signatory hereto, dated June 25, 2012 (attached as Exhibit I to the Amendment No. 2 to the Initial Statement filed with Commission on September 5, 2012 and incorporated herein by reference).

Exhibit J*	Notice to Secretary of Intention to Nominate Persons for Election as Members of the Board of Managers at the 2013 Annual Meeting of Members, dated July 26, 2013.

*	Filed herewith.

CUSIP No. 21038E 10 1	Page 13 of 41

SIGNATURES

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

July 29, 2013

POSTROCK ENERGY CORPORATION

By:	/s/ Stephen L. DeGiuisti
Name: Stephen L. DeGiusti
Title: Executive Vice President, General
Counsel and Secretary

CONSTELLATION ENERGY PARTNERS MANAGEMENT, LLC

By:	/s/ Stephen L. DeGiuisti
Name: Stephen L. DeGiusti
Title: Secretary and Treasurer

WHITE DEER ENERGY L.P.

By: Edelman & Guill Energy L.P., its general partner

By: Edelman & Guill Energy Ltd., its general partner

By:	/s/ Thomas J. Edelman
Name: Thomas J. Edelman
Title: Director

WHITE DEER ENERGY TE L.P.

By: Edelman & Guill Energy L.P., its general partner

By: Edelman & Guill Energy Ltd., its general partner

By:	/s/ Thomas J. Edelman
Name: Thomas J. Edelman
Title: Director

WHITE DEER ENERGY FI L.P.

By: Edelman & Guill Energy L.P., its general partner

By: Edelman & Guill Energy Ltd., its general partner

By:	/s/ Thomas J. Edelman
Name: Thomas J. Edelman
Title: Director

CUSIP No. 21038E 10 1	Page 14 of 41

EDELMAN & GUILL ENERGY L.P.

By: Edelman & Guill Energy Ltd., its general partner

By:	/s/ Thomas J. Edelman
Name: Thomas J. Edelman
Title: Director

EDELMAN & GUILL ENERGY LTD.

By:	/s/ Thomas J. Edelman
Name: Thomas J. Edelman
Title: Director

THOMAS J. EDELMAN

/s/ Thomas J. Edelman

BEN A. GUILL
/s/ Thomas J. Edelman
Attorney-in-Fact for Ben A. Guill